EXECUTION COPY

                                 AMENDMENT No. 1

                            dated as of July 31, 1998

                                       to

                                 LOAN AGREEMENT

                            dated as of July 30, 1997

                                     between

                               AESOP LEASING L.P.,
                                  as Borrower,

                                       and

                            AESOP FUNDING II L.L.C.,
                                    as Lender

                        AMENDMENT No. 1 to LOAN AGREEMENT

            THIS AMENDMENT No. 1, dated as of July 31, 1998 (the "Amendment"), is entered into between AESOP LEASING L.P., a Delaware limited partnership ("AESOP Leasing" or the "Borrower"), and AESOP FUNDING II L.L.C., a Delaware limited liability company ("AFC-II" or the "Lender").

                                   BACKGROUND

            AESOP Leasing purchases and finances Program Vehicles (such capitalized term, together with all other capitalized terms used herein, shall have the meaning assigned thereto in Section 1.1) and Non-Program Vehicles that it leases to ARAC for use in its daily vehicle rental businesses pursuant to the AESOP I Finance Lease, and, pursuant to the Loan Agreement, dated as of July 30, 1997, between AESOP Leasing and the Lender (the "Loan Agreement") AESOP Leasing obtains financing for such Vehicles from the Lender.

            AESOP Leasing now wishes to amend Loan Agreement as set forth herein, and the Lender is willing to enter into this Amendment and to make Loans to AESOP Leasing on the terms and conditions of the Loan Agreement as amended by this Amendment No. 1.

            Accordingly, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereof, the parties hereto agree as follows:

            SECTION 1. CERTAIN DEFINITIONS.

            SECTION 1.1. Certain Definitions. As used in this Amendment and unless the context requires a different meaning, capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Definitions List attached as Schedule I to the Supplemental Indenture dated the date hereof to the Base Indenture, dated as of July 30, 1997 (such agreement as it may be further amended, supplemented, restated or otherwise modified from time to time in accordance with its terms, the "Base Indenture"), between AFC-II and Harris Trust and Savings Bank, as trustee (the "Trustee"), as in effect on the date hereof and as such Schedule I may be further amended or modified from time to time in accordance with the terms of the Base Indenture (the "Definitions List").

            SECTION 1.2. Accounting and Financial Determinations; Cross References, Headings; Interpretation. The provisions regarding accounting and financial determinations, cross references and headings and other principles of construction set forth in Sections 1.2, 1.3 and 1.4 of the Loan Agreement shall be deemed to apply to this Amendment as if set forth herein.

            SECTION 2. REPRESENTATIONS AND WARRANTIES.

            To induce the Lender to enter into this Amendment, AESOP Leasing represents and warrants to the Lender, as of the date hereof that:

            SECTION 2.1. Restatement of Representations. Each representation made by AESOP Leasing in the Loan Agreement shall be deemed incorporated herein and restated hereby and each such representation is true and correct on the date hereof.

            SECTION 2.2. Authorization; Enforceability. AESOP Leasing has the power and has taken all necessary action to authorize it to execute, deliver and perform this Amendment. This Amendment has been duly executed and delivered by AESOP Leasing and is a legal, valid and binding obligation of AESOP Leasing, enforceable in accordance with its terms.

            SECTION 2.3. Compliance. The execution, delivery and performance by AESOP Leasing of this Amendment do not and will not (i) require any consent, approval, authorization or registration not already obtained or effected, (ii) violate any applicable law with respect to AESOP Leasing, which violation could result in a Material Adverse Effect, (iii) conflict with, result in a breach of, or constitute a default under the certificate of limited partnership or limited partnership agreement of AESOP Leasing, or under any indenture, agreement, or other instrument to which AESOP Leasing is a party or by which its properties may be bound, or (iv) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by AESOP Leasing, except Permitted Liens.

            SECTION 3. AMENDMENT TO AFFIRMATIVE COVENANTS.

            SECTION 3.1. Non-Program Vehicle Report. Section 9.22 of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

            On or before the second Determination Date immediately following June 30 and December 31 of each calendar year, AESOP Leasing shall cause a firm of nationally recognized independent public accountants (who may also render other services to AESOP Leasing, ARC or ARAC and who is acceptable to the Rating Agencies and each Enhancement Provider) to furnish a report to the Lender, the Trustee, each Enhancement Provider and the Rating Agencies to the effect that they have performed certain agreed upon procedures (which shall be acceptable to each Enhancement Provider) with respect to the calculation of (i) the Disposition Proceeds obtained from the sale or other disposition of all Non-Program Vehicles (other than Casualties and Redesignated Program Vehicles) sold or otherwise disposed of during each Related Month in such period, (ii) the respective Net Book Values of such

            Non-Program Vehicles, and (iii) the Non-Program Fleet Market Value and compared such calculations with the corresponding amounts set forth in the Monthly Certificates prepared pursuant to Section 4.1(b) of the Indenture and that on the basis of such comparison such accountants are of the opinion that such amounts are in agreement, except for such exceptions as they believe to be immaterial and such other exceptions as shall be set forth in such report. With respect to the calculations described in the foregoing clause (iii), such report shall make the comparison described with respect to the Non-Program Fleet Market Value only as of the last Determination Date in the period as to which the report is made. On or before the second Determination Date immediately following March 31 and September 30 of each calendar year, AESOP Leasing shall furnish an Officer's Certificate of AESOP Leasing to the Lender, the Trustee, each Enhancement Provider and the Rating Agencies to the effect that the officer making such certification has compared or caused to be compared the calculations described in clauses (i) and
            (ii) above with the corresponding amounts set forth in the Monthly Certificates prepared pursuant to Section 4.1(b) of the Indenture, and has compared or caused to be compared the calculation described in clause (iii) above with respect to the corresponding amount set forth in the Monthly Certificate prepared pursuant to Section 4.1(b) of the Indenture as of the last Determination Date in the period as to which the Officer's Certificate is given, and that on the basis of such comparison such officer is of the opinion that such amounts are in agreement, except for such exceptions as shall be set forth in such Officer's Certificate.

            SECTION 4. CONDITIONS TO EFFECTIVENESS

            SECTION 4.1. The effectiveness of this Amendment shall be subject to the prior or concurrent (i) delivery of each of the following documents to the Lender and, if not otherwise required to be delivered to the Trustee by any other Related Document, to the Trustee and any Enhancement Provider, as applicable (in form and substance satisfactory to the Lender and, if applicable, the Trustee and any Enhancement Provider) and (ii) satisfaction of the following conditions, as applicable:

            (a) Certificate of Limited Partnership; Certificates of Incorporation. The certificate of limited partnership of AESOP Leasing, duly certified by the Secretary of State of the State of Delaware, together with a copy of the limited partnership agreement of AESOP Leasing, duly certified by the Secretary or an Assistant Secretary of Original AESOP. The certificate of incorporation of Original AESOP, duly certified by the Secretary of State of the State of Delaware.

            (b) Resolutions. Copies of resolutions of the Board of Directors of Original AESOP, authorizing or ratifying the execution, delivery and performance of this Amendment, duly certified by the Secretary or an Assistant Secretary of Original AESOP, as the case may be;

            (c) Consents, etc. Certified copies of all documents evidencing any necessary limited partnership or corporate action, consents and governmental approvals (if any) with respect to this Agreement;

            (d) Incumbency and Signatures. A certificate of the Secretary or an Assistant Secretary of Original AESOP certifying the names of the individual or individuals authorized to sign this Agreement, together with a sample of the true signature of each such individual (the Lender may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein);

            (e) Opinions of Counsel. The opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to AESOP Leasing and AFC-II, as to enforceability and certain corporate matters, addressed to the Lender, the Trustee, the Placement Agents, the Rating Agencies and the Administrative Agent, on behalf of the Liquidity Lenders;

            (f) Good Standing Certificates. Certificates of good standing for each of AESOP Leasing and Original AESOP in the jurisdiction of its formation and the jurisdiction of its principal place of business;

            (g) Indenture. Supplemental Indenture No. 1, dated the date hereof, duly executed by the Lender and the Trustee, and all conditions to the effectiveness thereof shall have been satisfied in all respects;

            (h) Other. Such other documents as the Trustee or the Lender may reasonably request.

            SECTION 5. MISCELLANEOUS

            SECTION 5.1. Governing Law. THIS AMENDMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

            SECTION 5.2. Effect of Amendment. Except to the extent amended hereby, the Loan Agreement is in all respects ratified and confirmed and in full force and effect. From and after the date hereof, all references in the Related Documents to the AESOP I Finance Lease Loan Agreement shall mean such agreement as amended and restated hereby, unless the context otherwise requires.

            IN WITNESS WHEREOF, the parties have executed this Amendment by their respective duly authorized officers as of the day and year first above written.

                              AESOP LEASING L.P.

                              By: AESOP LEASING CORP.,
                                     its general partner

                              By:
                                 ------------------------------------
                                 Name:
                                 Title:


                              AESOP FUNDING II L.L.C.

                              By:
                                 ------------------------------------
                                 Name:
                                 Title: